Prospectus Supplement                           Filed Pursuant to Rule 424(b)(5)
(To prospectus dated February 14, 2001)         Registration No. 333-55158

                                6,216,001 SHARES

                               CELL PATHWAYS, INC.

                                  COMMON STOCK

                               ------------------

      Cell Pathways, Inc. is offering up to 6,216,001 shares of common stock in this offering. In addition, the purchasers in this offering will receive the right to participate in any offerings of common stock off of our shelf registration statement during the next year.

                               ------------------

      Our common stock is traded on the Nasdaq National Market under the symbol "CLPA." The last reported sale price of our common stock on the Nasdaq National Market on September 12, 2002 was $0.77 per share.

                               ------------------

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ATTACHED PROSPECTUS AND ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.

                               ------------------


                                       Per Share       Total
                                       ---------       -----
Offering Price to Public..............  $0.70        $4,351,201
Placement Agent's Commissions.........  $0.05        $  339,394
Offering Proceeds to Us...............  $0.65        $4,011,807

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We have retained J.P. Carey Securities Inc. to act, on a best efforts basis, as the placement agent in marketing this offering to selected investors. We expect to deliver $3,350,201 of shares of common stock to investors on or about September 17, 2002, and to deliver the remaining $1,001,000 of shares of common stock to investors on or prior to September 30, 2002. Prior to delivering any common stock, all investor funds relating to those shares of common stock will be transmitted by the investors directly to us. At the time we accept investor funds, we will send directly to each investor a certificate for the common stock purchased by that investor.

                           J.P. CAREY SECURITIES INC.

                               ------------------

                               SEPTEMBER 13, 2002

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                          Page
                                                                          ----

About This Prospectus Supplement ........................................  S-3
Risk Factors ............................................................  S-5
About Cell Pathways ..................................................... S-24
Recent Developments ..................................................... S-25
Use of Proceeds ......................................................... S-26
Dilution ................................................................ S-26
Plan of Distribution .................................................... S-27
Legal Matters ........................................................... S-28
Where You Can Find More Information ..................................... S-28

                                   PROSPECTUS

About this Prospectus ...................................................    3
Where You Can Find Additional Information ...............................    3
Forward-Looking Statements ..............................................    4
Risk Factors ............................................................    6
About Cell Pathways .....................................................   21
Use of Proceeds .........................................................   21
Plan of Distribution ....................................................   21
Legal Matters ...........................................................   23
Experts .................................................................   23

                               ------------------

      You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in any of these documents. The information contained in these documents is accurate only as of the date of each document, as the case may be, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may change after the date set forth in each document in which the information is presented.

                               ------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      We provide information to you about this offering of shares of our common stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering; and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus. See "Where You Can Find More Information."

      If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. In particular, the Risk Factors contained in this prospectus supplement are similar in format to the Risk Factors beginning on page 6 of the accompanying prospectus, but the contents of the Risk Factors included in this prospectus supplement have changed as compared to those included in the accompanying prospectus. You should rely on the Risk Factors included in this prospectus supplement.

      This prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Statements of historic fact must also be understood in the context of, and subject to, these risks.

      Such risks and uncertainties relate to, among other factors: early stage of development; the absence of approved products; history of operating losses; the need for further financing, whether through the issuance of equity or debt, corporate collaborations or strategic alliances, or revenues generated from the marketing and/or distribution of in-licensed products produced by others; dependence on the development, regulatory approval and market acceptance of one or more of our product candidates for one or more significant disease indications; the costs, delays and uncertainties inherent in scientific research, basic pharmaceutical research, drug development, clinical trials and the regulatory approval process, with respect to both our current product candidates and our future product candidates, if any; the risks that CP461 will not exhibit safety and efficacy in its current and future clinical trials in cancer indications, in Crohn's disease or in any other disease indication; the risks that accrual of our Phase III trial of Aptosyn(R) and Taxotere(R) is not completed in a timely manner, and that safety and efficacy are not demonstrated by this combination therapy in this trial; limitations on, or absence of, the predictive value of data obtained in laboratory tests, animal models and human clinical trials when planning additional steps in product development; uncertainty that additional studies, if any, of Aptosyn(R), CP461 or any other compound may not be positive; uncertainty of obtaining regulatory approval of any compound for any disease indication whether due to adequacy of the development program, changing regulatory requirements or otherwise; the risk that we do not conduct the clinical studies we may have planned to conduct or do not pursue development plans we may have planned to pursue; the risk that the U.S. Food and Drug Administration ("FDA") may stop or delay any clinical study for reasons of safety or otherwise; the risk that a registration strategy for CP461 in cancer is not fully developed in a timely manner, whether due to the nature and timing of further clinical results or otherwise; the risk that clinical studies do not result in the safety and efficacy necessary to obtain regulatory approvals; the risks of conducting clinical trials, including the risk of conducting clinical trials of our drugs in combination with other drug therapies or alone; the commercial risk and risk of liability in marketing and selling Gelclair(TM) Concentrated Oral Gel, including the risk that prescribers do not prescribe the product and sales do not materialize, the risks associated with product launch, manufacturing and marketing risks, the risk that the market opportunity available to Gelclair(TM) Concentrated Oral Gel is smaller than estimated, due to inaccurate assumptions, competition or other factors, and the risk that our sales of Gelclair(TM) Concentrated Oral Gel are less than our minimum purchase obligations; the commercial risk and risk of liability in providing marketing services promoting Nilandron(R) (nilutamide) manufactured by Aventis Pharmaceuticals, Inc. ("Aventis"), including the risk that Aventis' sales of Nilandron(R) (nilutamide) do not exceed the threshold entitling us to a percentage of gross margin; the risk that we may enter into, or may fail to enter into, licensing, partnership or collaborative arrangements or strategic alliances which accord to other companies rights with respect to one or more of our compounds, technologies or programs in exchange for financing and operational assistance, or in which we acquire new rights and obligations; the volatility of the market price of our common stock; our ability to sell securities registered under the shelf registration statement or otherwise; the risk of dilution through the effects of further financings or strategic alliances; acceptance of any product candidates by physicians and providers of healthcare reimbursement; the actions of competitors; the pace of technological changes in the biopharmaceutical industry; dependence upon third parties; the validity, scope and enforceability of patents; the risk of pending or future class action securities litigation; potential product liability claims; and availability and adequacy of insurance.

      These and other risks are detailed in our reports filed from time to time under the Securities Act and/or the Securities Exchange Act, including the sections entitled "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Other Events" in our Annual Report on Form 10-K for the year ended December 31, 2001 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002. You are encouraged to read these filings as they are made. They are available over the Internet from the SEC in its EDGAR database.

      Given the uncertainties affecting pharmaceutical companies in the development stage, current and prospective investors are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. No forward-looking statement can be guaranteed; actual future results may vary materially. Both forward-looking statements and statements of historic fact must be understood in the context of the risks referred to above which characterize our development-stage business. We undertake no obligation to update or revise the statements made herein or the risk factors that may relate thereto.

                                  RISK FACTORS

      The following risk factors relate to our business and qualify the statements made in this report about our business. These risk factors qualify both forward-looking statements and statements of historic fact. These factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report and/or presented elsewhere by management from time to time. The subheadings below identify the risks discussed but cannot do so completely. Each subsection may relate to more than one aspect of our business. Accordingly, each risk factor should be considered carefully in evaluating our business and any investment in us. These risk factors should be read in conjunction with the related descriptions of our business contained in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus.

      Prospective investors should carefully consider the following risk factors and the other information included in this report, including the documents incorporated by reference in this report, before deciding to invest in the common stock.

WE ARE OFFERING THE COMMON STOCK ON A BEST EFFORTS BASIS AND WE CANNOT BE CERTAIN THAT WE WILL RAISE THE FULL AMOUNT CONTEMPLATED IN THIS OFFERING.

      We have retained J.P. Carey Securities Inc. under a placement agency agreement to act as our non-exclusive placement agent in connection with this offering. The placement agent is not obligated and does not intend to purchase any of the common stock offered hereby. The closing of this offering is not conditioned on the sale of all of the shares offered hereby, and we may sell all or any portion of such shares. Accordingly, we cannot be certain of the number of shares, if any, that will be purchased by investors. We currently anticipate that closing of the sale of $3,350,201 of shares of common stock will take place on or about September 17, 2002, and that closing of the sale of $1,001,000 of shares of common stock will take place on or prior to September 30, 2002, but we cannot be certain that this will be the case. See "Plan of Distribution."

OUR BUSINESS WILL BE HARMED IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS. ISSUING NEW SHARES TO RAISE CAPITAL WILL DILUTE CURRENT STOCKHOLDERS' OWNERSHIP.

      We believe that our available cash, without taking into account the proceeds of the current offering, will be sufficient to fund operations into the second quarter of 2003. If gross proceeds of $4.4 million were received in the current offering, such proceeds would be sufficient to extend the funding of our operations by approximately three additional months. We cannot accurately predict the extent, if any, to which revenues from the marketing of Nilandron(R) (nilutamide) and Gelclair(TM) Concentrated Oral Gel, net of related expenses, will further fund our operations.

      If adequate funds are not available on acceptable terms, our ability to fund our operations, develop products or technologies or otherwise respond to competitive pressures could be significantly delayed or limited and we may have to reduce or cease our operations. We plan to initiate a substantial reduction in the number of our employees; these reductions will substantially reduce our research operations and also limit our clinical development operations. If additional funds become available, there can be no assurance that we can accurately predict the time and costs required to complete development programs or that we will not substantially exceed our expense budgets or that revenue forecasts, if made, will be accurate.

      We will need to raise substantial additional funds to continue our business activities. Among other things, we anticipate that we will devote expenditures to the following:

      -     payment of current indebtedness and future contractual commitments;

      - continuing current clinical studies, and initiating additional clinical studies, relating to Aptosyn(R) (exisulind) in connection with our attempt to obtain future FDA approval of Aptosyn(R) (exisulind) in one or more cancer or non-cancer disease indications;

      - continuing current clinical studies, and initiating additional clinical studies, relating to CP461 in connection with our attempt to obtain future FDA approval of CP461 in one or more cancer or non-cancer disease indications;

      - preclinical studies relating to Aptosyn(R) (exisulind), CP461 and additional compounds for cancer, precancer and non-cancer disease conditions;

      -     regulatory approval processes;

      -     drug development and formulation;

      -     production of product candidates for clinical trials;

      -     basic research; and

      - establishment and support of sales, marketing and distribution capabilities.

      The amount of capital we may need depends on many factors, including:

      -     the progress of our research and development programs;

      -     the progress of preclinical testing;

      - the progress of clinical testing of Aptosyn(R) (exisulind), CP461 and other compounds;

      - whether the FDA approves any NDA for Aptosyn(R) (exisulind), CP461 or any other selective apoptotic anti-neoplastic drugs ("SAANDs") with regard to any indication;

      -     the time and costs involved in obtaining regulatory approvals;

      -     the costs relating to patents and other intellectual property;

      -     our ability to establish collaborative arrangements;

      - the effect of any changes or development in our existing collaborative relationships;

      -     the effect of competing technological and market developments;

      - our ability to successfully commercialize an approved product candidate; and

      - our ability to successfully market the products of others, including Nilandron(R) (nilutamide) and Gelclair(TM) Concentrated Oral Gel.

      We do not know whether additional financing will be available on acceptable terms when needed. We may seek to raise funds through public or private equity offerings or debt financings or through corporate collaborations and licensing arrangements.

      If we raise additional capital by issuing equity securities, our stockholders' percentage ownership will be reduced, and our stockholders may experience substantial dilution. At the time we are trying to raise capital, market conditions may be adverse. Any equity securities, or equity or debt securities convertible into common stock, issued may also provide rights, privileges or preferences superior to the common stock. If we raise additional funds by issuing debt securities, we may be subject to significant restrictions on our operations. Also, any debt securities may be convertible into common stock and cause additional dilution through such conversion. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION WITH RESPECT TO THE USE OF PROCEEDS OF THIS OFFERING.

      Our management will have broad discretion with respect to the use of proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain.

WE HAVE A HISTORY OF NET LOSSES AND MAY NEVER BECOME PROFITABLE.

      We are a development stage pharmaceutical company. Our business has experienced significant operating losses since its inception in 1990. We have not received any revenue from the sale of our own products (none has been approved for marketing), have received only immaterial revenues from rendering marketing services to promote Nilandron(R) (nilutamide), made and sold by Aventis, and did not begin selling Gelclair(TM) Concentrated Oral Gel, manufactured by Sinclair Pharmaceuticals Ltd. ("Sinclair"), until late in the second quarter of 2002. As of June 30, 2002, we had an accumulated deficit of $130,704,321. We expect to incur additional operating losses for at least the next several years and expect cumulative losses to increase substantially as research and development efforts and preclinical and clinical testing expand. If we succeed in obtaining marketing approval for any of our product candidates, we will incur significant manufacturing and marketing costs. Among other things, our ability to achieve profitability is dependent on our ability, alone or with others, to:

      -     obtain additional financing;

      -     successfully complete the development of our product candidates;

      -     obtain the required regulatory approvals;

      - successfully manufacture and market, or have others successfully manufacture and market, our own product candidates;

      - successfully market any products we may in-license from third parties; and

      -     gain market acceptance for our product candidates.

      We may never achieve profitability.

WE ARE AT AN EARLY STAGE OF DEVELOPMENT AND HAVE NO PRODUCTS APPROVED FOR SALE; ONLY TWO OF OUR PRODUCT CANDIDATES HAVE BEEN SUBJECT TO CLINICAL STUDIES; THE FDA HAS ISSUED A "NOT APPROVABLE" LETTER WITH RESPECT TO OUR NEW DRUG APPLICATION, OR NDA, FOR USE OF THE FIRST PRODUCT CANDIDATE, APTOSYN(R) (EXISULIND), IN FAMILIAL ADENOMATOUS POLYPOSIS, OR FAP; AND OUR LONG-TERM VIABILITY WILL BE IMPAIRED IF WE ARE UNABLE TO OBTAIN REGULATORY APPROVAL FOR, OR SUCCESSFULLY MARKET, OUR PRODUCT CANDIDATES.

      We have only two product candidates that have been subject to clinical trials: Aptosyn(R) (exisulind) and CP461. Our business is significantly dependent upon the successful development and approval of these product candidates for one or more cancer or precancer disease conditions.

      The first disease condition for which we have been clinically testing Aptosyn(R) (exisulind) was FAP, an inherited disease characterized by the development of hundreds to thousands of polyps in the colon and the progression to colon cancer if left untreated. In August 1999, we submitted a NDA to the FDA for Aptosyn(R) (exisulind) in the treatment of FAP. On September 25, 2000, the FDA issued a "not approvable" letter finding that the information presented as to the safety and efficacy of Aptosyn(R) (exisulind) for the treatment of FAP was not adequate for approval for that indication. The future of the FAP program is uncertain.

      A separate NDA must be filed with respect to each disease indication for which marketing approval of a drug is sought. Each such NDA, in turn, requires the successful completion of lengthy clinical trials demonstrating the safety and efficacy of the drug for that particular indication. We may not successfully complete the clinical trials necessary for a further NDA filing for Aptosyn(R) (exisulind) or for an NDA filing for CP461. Even if we do file one or more NDAs, we may not receive regulatory approval of any of them. If we are not able to obtain FDA approval for any indication with substantial market potential, our ability to ever become profitable would be impaired.

      We are conducting early-stage clinical trials of CP461 in cancer indications. In July 2002 we commenced early-stage clinical testing of CP461 in the non-cancer indication of Crohn's Disease. These clinical trials may fail to yield data that are favorable or useful for purposes of further developing this product candidate and ultimately seeking regulatory approval for marketing it. We have not developed any other compound to the extent necessary to commence clinical trials.

      We are investigating Aptosyn(R) (exisulind) and CP461 in combination with other approved chemotherapeutic agents. While we have scientific rationale for the combinations under investigation, there can be no assurance that the combinations will be more effective than the single approved chemotherapeutic agent for the disease indication being investigated. The combination of these agents may not result in increased efficacy and may even interfere with the efficacy of the chemotherapeutic agent being combined with our products. There is also risk that the combinations may result in unexpected toxicity, or increase side effects associated with the individual drugs to an unacceptable level.

      Preclinical and clinical studies of our product candidates may not display the safety and efficacy necessary to obtain regulatory approvals. Drug development is a highly uncertain process. Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in earlier trials. Data obtained from tests are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. Assessing clinical trial results of combination therapy studies may be more difficult and may add additional complexity to interpretation of those results. Regulatory authorities may refuse or delay approval as a result of many other factors, including changes in regulatory policy during the period of product development. Product candidates that appear to be promising at earlier stages of development may not reach the market or be marketed successfully for a number of reasons, including the following:

      - researchers may find during later preclinical testing or clinical trials that the product candidate is ineffective or has harmful side effects;

      - variability in the number and types of patients available for clinical studies;

      - new information about the mechanisms by which a drug candidate works may adversely affect its development;

      - one or more competing products may be approved for the same or a similar disease condition, raising the hurdles to approval of the product candidate;

      - the product candidate may fail to receive necessary regulatory approval or clearance;

      - the product candidate may be too difficult to manufacture on a large scale;

      -     the product candidate may be too expensive to manufacture or market;

      -     the product candidate may not achieve broad market acceptance;

      - others may hold proprietary rights that will prevent the product candidate from being marketed; or

      -     others may market equivalent or superior products.

      Our ability to market Aptosyn(R) (exisulind) in a disease indication is dependent on our ability to provide the FDA with sufficient data to support approval of an NDA for that disease indication. We cannot assure that we will ever be able to provide such information. With respect to CP461, and any other compound that we may decide to develop, development may not be complete and marketing of such product candidates may not occur for at least several years, if at all. We have limited experience in managing clinical trials, and delays or terminations of clinical trials we undertake in the future could impair our development of product candidates. In our Phase III lung cancer study of Aptosyn(R) (exisulind) in combination with Taxotere(R) (docetaxel) the FDA put this study on clinical hold to new patient accrual for about two months pending interim safety analysis of those already enrolled and treated. Delays or terminations of any clinical trials could result from a number of factors, including adverse events, stringent enrollment criteria, slow rate of enrollment, size of the patient population, having to compete with other clinical trials for eligible patients, geographical considerations and others.

      The area of cancer prevention is not thoroughly understood. With limited exceptions, the FDA has not approved any drug for the prevention of precancerous lesions or cancer. The FDA sometimes revises its views as to the prerequisites for drug approvals in these areas, and such revisions could adversely affect our programs. The FDA may require that a drug candidate intended to treat precancerous lesions or prevent cancer be shown to be effective not only in reducing precancerous lesions or other precancerous symptoms, but also in preventing actual cancer, which may require clinical trials following large numbers of patients over long periods of time.

      We and our collaborators may not succeed in our research and product development efforts and we may not be successful in marketing any approved products. Moreover, after commercial introduction of a new product, discovery of problems through adverse event reporting could result in restrictions on the product, including recall or withdrawal from the market and, in certain cases, civil or criminal penalties resulting from actions by regulatory authorities or damages from product liability judgments. Products introduced into the market are subject to the risk that physicians may choose not to use the products and providers of health care reimbursement may choose not to reimburse for the use of the products. If we are unable to complete clinical trials, obtain regulatory approval or successfully market our products, our long-term viability will be threatened.

THE EXERCISE OF OUTSTANDING WARRANTS AND STOCK OPTIONS AND THE ISSUANCE OF COMMON STOCK FROM ESCROW COULD CAUSE SUBSTANTIAL DILUTION.

      As of August 31, 2002, we had outstanding the following equity securities:

      - warrants, outstanding or issuable, to purchase 597,529 shares of our common stock for an exercise price of $4.74 per share;

      - stock options, with various exercise prices between $0.32 and $49.88, to purchase 3,896,980 shares of our common stock; and

      - 1.7 million shares of common stock we have issued into an escrow account in connection with settlement of our class action litigation, which shares we exclude, pending their release from escrow, from calculation of our earnings
            (loss) per share.

      Investors in our common stock could experience substantial dilution of their investment if these warrants and options are exercised and if and when the common stock is issued from escrow.

FUTURE SALES OF SHARES MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

      If stockholders sell a substantial number of shares of our common stock in the public market, or if we issue and sell new shares, or if investors perceive that these sales might occur, the market price of our common stock could decrease. Such a decrease could make it difficult for us to raise capital by selling our stock in the future. To the extent additional shares of capital stock are issued, investors purchasing our common stock or securities convertible into common stock may incur additional dilution.

OUR BUSINESS MAY BE HARMED BY PENDING OR FUTURE LITIGATION.

      Following our announcement on February 1, 1999 that we anticipated a delay in filing a NDA for Aptosyn(R) (exisulind) for FAP, our stock price dropped. Shortly thereafter, five stockholder class actions were filed against us on behalf of purchasers of our stock during the period October 7, 1998 to February 2, 1999. This litigation was settled in 2001 with payment by our insurance company of $3.75 million. Following our announcement on September 22, 2000 that the FDA had advised us that our NDA for FAP was not approvable, our stock price dropped again. In March, April and May 2001, eleven stockholder class actions were filed against us on behalf of purchasers of our stock during the period October 27, 1999 to September 22, 2000. We have agreed to settle this litigation, through the issuance of 1.7 million shares of our common stock and the payment of $2 million by our insurance carrier. This agreement is subject to final review and approval by the court. A hearing was held on September 6, 2002, and no order has been issued by the court at the date hereof. Similar litigation may be instituted against us in the future at any time that there is a substantial drop in the market price of our stock, regardless of the reason for the drop. There can be no assurance that we will be successful in its defense of any such litigation, regardless of how unmeritorious such litigation may be, nor can there be any assurance that insurance will be either available, applicable or sufficient to cover the costs of judgment, settlement or conduct of the litigation. The price of our common stock has traded as low as $0.50 during August 2002.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, OR TO AVOID INFRINGING THE RIGHTS OF OTHERS, OUR ABILITY TO COMPETE EFFECTIVELY WILL BE IMPAIRED.

      Our intellectual property consists of patents, licenses, trade secrets and trademarks. Our success depends in part on our ability to:

       -    obtain and maintain patents and other intellectual property;

       -    establish and maintain trademarks;

       -    maintain our trade secrets;

       -    operate without infringing the proprietary rights of others; and

       - otherwise maintain adequate protection of our intellectual property for our technologies and products in the U.S. and other countries.

      We have several patents and pending U.S. patent applications relating to the therapeutic uses of Aptosyn(R) (exisulind). However, the composition of matter patent for exisulind, which is desirable because it gives patent protection for a drug's chemical compound, is not available because exisulind was described in scientific and patent literature over 20 years ago. Therefore, if clinical uses of exisulind are discovered beyond those covered by our patent claims, we may not be able to enforce our patent rights against companies marketing the compound with respect to these other clinical uses. In general, patent protection currently lasts only approximately 17-20 years, depending on the filing date of the patent application, the issuance date of the patent and, sometimes, the time required for FDA approval. However, it can take many more years than offered by patent protection to transform a drug discovery through testing and development into a commercially viable product. Moreover, patent applications filed by us or on our behalf may not result in patents being issued to us. Even if a patent is issued, the patent may not afford protection against competitors with similar technology. Others may independently develop similar technologies or duplicate our technology. It is possible that before any of our potential product candidates can be commercialized, the related patents may expire, or remain in existence for only a short period following commercialization, thus reducing the advantage of the patent.

      Our commercial success depends in part on avoiding infringing patents and proprietary rights of third parties and developing and maintaining a proprietary position with regard to our own technologies and product candidates. The patent positions of pharmaceutical companies, including our patent position, involve complex legal and factual questions. Whether a company will be able to enforce its patent cannot always be predicted with certainty. Even if we obtain patents, we may lose part or all of them as a result of challenges by competitors. We cannot be sure that relevant patents have not been issued, or that relevant publications or actions by others have not occurred, that could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or duplicate technologies that we have developed or claim that we are infringing their patents. As a result of these factors, we may need to obtain patent licenses from others. However, we may be unable to obtain patent licenses on acceptable terms. Moreover, our rights under any patent licenses depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

      Extensive litigation regarding patents and other intellectual property rights characterizes our industry. We may become involved in litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the U.S. If any of our competitors have filed patent applications or obtained patents that claim inventions that we also claim, we may have to participate in an interference proceeding to determine priority of invention and, therefore, who has the right to a patent for these inventions or discoveries in the U.S. If a litigation or interference proceeding is initiated, we may have to spend significant amounts of time and money to defend our intellectual property rights or to defend infringement claims of others. Litigation or interference proceedings could divert our management time and effort. Even unsuccessful claims against us could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Any of these events could harm our ability to compete and adversely affect our business.

      An adverse ruling arising out of any intellectual property dispute could invalidate or diminish our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license disputed rights from third parties. Costs associated with licensing arrangements entered into to resolve litigation or an interference may be substantial and could include ongoing royalties. We may not be able to obtain any necessary licenses on satisfactory terms.

      In addition, we rely on trade secrets to protect technology. We attempt to protect our proprietary technology by requiring our employees to execute confidentiality and assignment of invention agreements. We also require our consultants and certain contractors to execute confidentiality agreements. However, these agreements could be breached and, in the event they are breached, our remedies may be inadequate. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. Our business requires the use of consultants and research collaborators in connection with the development of our product candidates. These arrangements involve the exposure of our trade secrets to the scrutiny of others, which increases the risk that we may lose our trade secrets. If we lose any of our trade secrets, our business and ability to compete could be harmed.

WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGES IN THE
BIOPHARMACEUTICAL INDUSTRY, WHICH MAY PREVENT US FROM COMMERCIALIZING OUR PRODUCT CANDIDATES. FINANCIAL CONSTRAINTS AND CUTBACKS IN OUR OPERATIONS WILL MAKE IT MORE DIFFICULT FOR US TO REMAIN COMPETITIVE.

      Our business is characterized by extensive research efforts and rapid technological progress. New developments in molecular biology, medicinal chemistry and other fields of biology and chemistry are expected to continue at a rapid pace in both industry and academia. Research and discoveries by others may render some or all of our programs or product candidates non-competitive or obsolete. Our business strategy is based, in part, upon the application of our technology platform to discover and develop pharmaceutical products to treat cancer or prevent cancer through the use of selective apoptosis, which means causing cell death in precancerous and cancerous cells. This strategy is subject to the risks inherent in the development of new products using new and emerging technologies and approaches.

      Unforeseen problems may develop with our technologies or applications. Further research may alter our research findings or lead to new research insights which adversely impact our research efforts. We may not be able to successfully address technological challenges that we encounter in our research and development programs and may not ultimately develop commercially feasible products.

      Due to financial constraints, we plan to substantially reduce our research capacity and clinical capabilities. For the foreseeable future, these constraints will slow the pace of our research discovery and limit the number of clinical trials and preclinical development activities which we can undertake.

WE FACE INTENSE COMPETITION WHICH COULD HARM OUR BUSINESS AND OPERATING RESULTS.

      Our industry is very competitive. It is characterized by extensive research and development efforts and rapid technological progress. Discoveries and commercial developments by our competitors may render some or all of our product candidates obsolete. Many of our potential competitors have longer operating histories, greater name recognition, and substantially greater financial, technical and marketing resources than we have. These competitors may succeed in discovering and developing pharmaceutical products more rapidly than we do or pharmaceutical products that are safer, more effective or less costly than any that we may develop. Competing products may obtain regulatory approval sooner and may be marketed more successfully than our product candidates.

      There are many entities, both public and private, including well-known, large pharmaceutical companies, chemical companies, biotechnology companies, government agencies and research institutions, engaged in developing pharmaceuticals for applications similar to those targeted by us. We also compete with these organizations in recruiting and retaining qualified scientific and management personnel.

      In the fields of cancer therapy and the prevention of precancerous and cancerous lesions, other products and procedures are in use or in development that may compete directly with the products that we are seeking to develop and market for cancer treatment or cancer prevention. Surgery, radiation, chemotherapeutic agents and compounds that interfere with hormone activities have been in use for years in the treatment of cancer. Nolvadex(R) (tamoxifen) has been granted approval for reducing the incidence of breast cancer in women at high risk for breast cancer. Celebrex(R) (celecoxib) has been granted approval for use in the reduction in the number of adenomatous (or precancerous) colorectal polyps in FAP patients as an addition to usual care (e.g., endoscopic surveillance, surgery, etc.). A number of other pharmaceutical and nutritional agents are being examined for their potential usefulness in the treatment of precancerous lesions and cancer. The manufacturers of many of these products have far greater resources and experience than we do.

      Aggressive industry competition must also be expected to affect our efforts to market Nilandron(R) (nilutamide) and Gelclair(TM) Concentrated Oral Gel and to limit our revenues from these marketing efforts.

OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF THIRD PARTIES UPON WHOM WE PLACE SUBSTANTIAL RELIANCE FAIL TO PERFORM THEIR OBLIGATIONS PROPERLY.

      We depend on third-party contractors to perform many activities on our behalf, including the following:

       -    basic laboratory research studies;

       -    animal toxicology studies;

       -    animal efficacy studies;

       -    human clinical trials;

       - bulk drug and finished product manufacture for our product candidates;

       - drug manufacture and maintenance of regulatory approvals to market for the products we market and/or sell for others, Nilandron(R) (nilutamide) and Gelclair(TM) Concentrated Oral Gel;

       -    drug assay and characterization;

       -    product formulation and finishing;

       -    strategic consulting;

       -    commercialization planning; and

       -    product distribution.

      Subject to limited exceptions in foreign markets, we do not have any relationships with other pharmaceutical companies for the commercialization of our own products under development. We cannot assure that we will be able to negotiate cooperative arrangements relating to commercialization or any other aspect of our development and marketing of products in the future should we choose to do so. To the extent that we do not make arrangements with third parties, we must rely on our own limited resources. Any arrangements that we enter into may not be maintained, may not be performed properly by the third parties or may not prove to be successful. The failure of any third party to comply with applicable government regulations could substantially harm our development and marketing efforts and delay or prevent regulatory approval of our product candidates. If these third parties fail to perform their obligations properly and in compliance with applicable regulations, we may be compelled to delay our development efforts, and our business could be harmed.

WE MUST OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCT CANDIDATES IN THE U.S. AND FOREIGN JURISDICTIONS.

      We must obtain regulatory approval before marketing or selling our product candidates. In the U.S., we must obtain approval from the FDA for each product candidate that we intend to commercialize. The drug development process is typically lengthy and expensive, and FDA approval is highly uncertain. Clinical studies which show favorable results may not be adequate for regulatory approval. We or our third-party manufacturers must pass a pre-approval inspection of manufacturing facilities by the FDA before the product can obtain marketing approval. Products distributed outside the U.S. are also subject to foreign government regulation.

      On September 25, 2000, the FDA issued a "not approvable" letter with respect to the NDA that we submitted in August 1999 for Aptosyn(R) (exisulind) for the FAP indication. The NDA for FAP may never be approved, and the future of the FAP program is uncertain.

      None of our other product candidates has received regulatory approval to be commercially marketed and sold. If we fail to obtain regulatory approval, we will be unable to market and sell any of our product candidates. Because of the risks and uncertainties in biopharmaceutical development, our product candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If regulatory approval is delayed, our business would be harmed.

      The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the product candidates involved. This approval process is extremely expensive and uncertain. We cannot guarantee that any of our product candidates will be approved for marketing by the FDA. Even if regulatory approval of a product candidate is granted, we cannot be certain that we will be able to obtain the labeling claims necessary or desirable for the promotion of that product candidate.

EVEN IF OUR PRODUCT CANDIDATES RECEIVE REGULATORY APPROVAL, WE MAY STILL FACE DEVELOPMENT AND REGULATORY DIFFICULTIES RELATING TO THE DRUG PRODUCTS IN THE FUTURE.

      If we receive regulatory approval of any of our product candidates, the FDA or a comparable foreign regulatory agency may grant such approval only for a limited indication. In addition, a marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections by regulatory agencies. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

       -    warning letters;

       -    fines and other civil penalties;

       -    suspended regulatory approvals;

       - refusal to approve pending applications or supplements to approved applications;

       -    refusal to permit exports from the U.S.;

       -    product recalls;

       -    seizure of products;

       -    injunctions;

       -    operating restrictions;

       -    total or partial suspension of production; and

       -    criminal prosecutions.

      Even if we obtain regulatory approval, we may be required to undertake post-approval trials. In addition, side effects identified or better understood after a drug is on the market or the occurrence of manufacturing problems could result in withdrawal of approval, or require reformulation of the drug, additional preclinical testing or clinical trials, changes in labeling of the product, and/or additional marketing applications.

      If we receive FDA approval, we will be subject to ongoing FDA obligations and continued regulatory review. In particular, we or third-party manufacturers that we use will be required to adhere to requirements pertaining to the FDA's current good manufacturing practices requirement, commonly known as GMP. Under current GMP, we are required to manufacture our products and maintain our records in a prescribed manner with respect to manufacturing, testing and quality control activities. We will also be subject to ongoing FDA requirements for submission of safety and other post-market information. Similar regulatory requirements are in place in foreign countries for similar products approved in those countries. Our failure, or our third-party manufacturer's failure, to comply with the FDA and other applicable regulators could cause our business to be significantly harmed.

REIMBURSEMENT FOR ANY OF OUR FUTURE PRODUCTS MAY NOT BE AVAILABLE, WHICH MAY HARM OUR RESULTS OF OPERATIONS.

      Our ability to commercialize our products successfully will depend, in part, on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the U.S., private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of our products, our products may fail to achieve market acceptance and our results of operations will be harmed.

      Our future revenues, profitability and access to capital will also be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. There have been a number of federal, state and foreign proposals to control the cost of drugs through legislation or regulation. We are unsure of the form that any legislation on the subject may have or what actions federal, state, foreign, and private payors may take in response to any enacted legislation. Therefore, we cannot predict the effect of any implemented reform on our business.

IF WE ARE UNABLE TO MANUFACTURE OR CONTRACT WITH THIRD PARTIES TO MANUFACTURE PRODUCT CANDIDATES IN SUFFICIENT QUANTITIES AND AT AN ACCEPTABLE COST, WE MAY BE UNABLE TO COMPLETE CLINICAL TRIALS AND COMMERCIALIZE THESE PRODUCT CANDIDATES.

      Our completion of any preclinical trials for our product candidates involving large quantities of chemical compounds, or any future clinical trials and commercialization of product candidates, will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We do not have the facilities or experience to manufacture the quantities of product candidates necessary for any such trials or commercial purposes on our own and do not intend to develop or acquire facilities for the manufacture of such quantities of product candidates in the foreseeable future. We have entered into agreements with third-party manufacturers for the manufacture of Aptosyn(R) (exisulind) and intend to rely on third-party contract manufacturers for our other product candidates. However, except with respect to Aptosyn(R) (exisulind) and CP461, we have not tested the manufacturing processes for our product candidates in quantities needed for clinical trials or commercial sales.

      Our manufacturing strategy presents the following risks:

       - we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them;

       - we may not be able to interest multiple sources of supply and may be dependent on sole source or limited sources, in which case we may not be able to negotiate favorable agreements or may suffer business dislocation if sole or limited sources should fail to perform;

       - third parties may fail to successfully manufacture our product candidates or to manufacture them in a cost effective and/or timely manner;

       - delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of product candidates;

       - we may not have intellectual property rights, or may have to share intellectual property rights, to many improvements in the manufacturing processes or new manufacturing processes for our product candidates;

       - our product candidates require a long lead time to manufacture and the manufacturing process is complex; and

       - manufacturers of our product candidates are subject to current GMP, and similar foreign standards, and we do not have control over compliance with these regulations by third-party manufacturers.

      Any of these factors could delay clinical trials or commercialization of our product candidates, entail higher costs and result in our being unable to effectively sell any products.

IF WE ARE UNABLE TO OBTAIN RAW AND INTERMEDIATE MATERIALS NEEDED TO MANUFACTURE OUR PRODUCTS IN SUFFICIENT AMOUNTS OR ON ACCEPTABLE TERMS, OUR BUSINESS WOULD SUFFER.

      We, or the manufacturers with whom we contract, may not be able to maintain adequate relationships with current or future suppliers of raw or intermediate materials for use in manufacturing our products. If our current manufacturing sources and suppliers are unable or unwilling to make these materials available to us in required quantities or on acceptable terms, we would likely incur significant costs and delays to qualify alternative manufacturing sources and suppliers. If we are unable to identify and contract with alternative contract manufacturers when needed, our business could be harmed.

IF WE ARE UNABLE TO BUILD SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR ENTER INTO AGREEMENTS WITH THIRD PARTIES TO PERFORM THESE FUNCTIONS, WE WILL NOT BE ABLE TO COMMERCIALIZE ANY OF OUR PRODUCT CANDIDATES.

      We currently have limited sales and marketing capabilities. In order to commercialize any of our product candidates, we must either internally develop extensive sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

      To market any of our drug products directly, we will have to successfully develop a marketing and sales force with technical expertise and supporting distribution capabilities or our business prospects would be impaired. To promote any of our drug products through third parties, we would have to locate suitable third parties for these functions and enter into agreements with them on acceptable terms. If we enter into co-promotion or other licensing arrangements, any product revenues would likely be lower than if we directly marketed and sold our products, and any revenues we may receive would depend upon the efforts of third parties, which efforts may not be successful. If these third parties do not succeed in carrying out their contractual duties, our business would suffer.

WE MAY SUSTAIN LOSSES IN MARKETING AND/OR SELLING PRODUCTS MANUFACTURED BY
OTHERS.

      In September 2000, we began marketing and promoting the product Nilandron(R) (nilutamide), a hormonal therapy for advanced prostate cancer which is manufactured and sold to the market by Aventis. In the second quarter of 2002, we commenced marketing and selling Gelclair(TM) Concentrated Oral Gel, which is manufactured by Sinclair and sold to us as exclusive distributor in North America. In the future we may enter into agreements to market additional products manufactured by others. The risks of these activities include:

       -    physicians may not prescribe the products we market or sell;

       -    patients may not use the products we market or sell;

       - the market for Gelclair(TM) Concentrated Oral Gel may be smaller than we have estimated;

       - price competition and/or product competition may constrain or reduce revenues;

       - Sales and marketing expense may exceed margins received on products sold and fees received on products marketed;

       - we may fail to successfully promote, and Aventis may fail to successfully sell, Nilandron(R) (nilutamide) in quantities in excess of the thresholds necessary to entitle us to receive a percentage of the gross margin with respect to such excess sales;

       - we may fail to successfully market and sell Gelclair(TM) Concentrated Oral Gel in quantities equal to or in excess of our minimum purchase requirements of Gelclair(TM) Concentrated Oral Gel from Sinclair;

       - our current licensee to market Gelclair(TM) Concentrated Oral Gel to the dental market may fail to achieve substantial market penetration;

       - any future marketing licensees may fail to achieve substantially enhanced sales of Gelclair(TM) Concentrated Oral Gel;

       -    customers may fail to pay for product;

       - we may be exposed to product liabilities not effectively covered by indemnification or insurance;

       - suppliers and manufacturers may fail to manufacture or to manufacture in accordance with specifications, or may fail to deliver product, or may otherwise default;

       - FDA or foreign regulatory authorities may inspect manufacturing facilities making these products and find that the facilities do no comply with GMP requirements and may as a result stop the facilities from manufacturing products until such facilities can be brought into compliance; and

       - we may breach any of our obligations and forfeit our right to continue to market and distribute these products.

      Any of these factors could expose us to commercial losses and/or liabilities which, depending on the magnitude and circumstances, could have a material adverse effect on us.

WE MAY BREACH THE AGREEMENTS UNDER WHICH WE LICENSE COMMERCIALIZATION OR DEVELOPMENT RIGHTS TO PRODUCTS OR TECHNOLOGIES AND MAY THEREBY LOSE LICENSE RIGHTS THAT ARE IMPORTANT.

      We license rights to products and technology that are relevant to our business. These include rights to the products we market, Nilandron(R) (nilutamide) and Gelclair(TM) Concentrated Oral Gel, as well as intellectual property rights which may arise during the course of our development programs. We are subject to various obligations with respect to marketing efforts, care of products, insurance, publicity, intellectual property and other matters relating to commercialization or to development. If we fail to comply with any of these requirements, or otherwise breach a license agreement or contract, the licensor or other contracting party may have the right to terminate the license or contract in whole or in part or to terminate the exclusive nature of the arrangement. In such event we would not only lose all or part of the benefit of the arrangement but also may be exposed to potential liabilities for breach in the form of damages or obligation to license technology.

WE DEPEND ON KEY PERSONNEL; IF WE ARE NOT ABLE TO RETAIN THESE EMPLOYEES OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL, OUR BUSINESS WOULD BE HARMED.

      Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. We also rely on consultants and advisors to assist us in formulating our research and development strategy. There is intense competition for qualified personnel in the pharmaceutical field. We may not be able to attract and retain the qualified personnel or consultants necessary for the development of our business. We have recently planned a reduction in the number of our employees. Retained employees may not wish to remain employed by us, and new personnel, when needed, may be reluctant to accept employment with us. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would harm our research and development programs and our business. The law provides only limited protection against competition by key employees who leave our employ. We do not maintain key man life insurance on any of our employees.

IF WE ENGAGE IN ANY ACQUISITION OR BUSINESS COMBINATION, WE WILL INCUR A VARIETY OF RISKS THAT COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS OR OUR STOCKHOLDERS.

      From time to time we have considered, and we will continue to consider in the future, if and when any appropriate opportunities become available, strategic business initiatives intended to further the development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we do pursue such a strategy, we could, among other things:

       - issue equity securities that would dilute our stockholders' percentage ownership;

       - incur substantial debt, which may place constraints on our operations;

       - spend substantial operational, financial and management resources in integrating new businesses, technologies and products;

       - require substantial additional financing to finance the operations which we acquire or with which our operations are combined;

       -    assume substantial actual or contingent liabilities; or

       - merge with, or otherwise enter into a business combination with, another company, in which our stockholders would receive cash or shares of the other company, or a combination of both, on terms that our stockholders might not deem desirable.

      We are not in a position to predict what, if any, collaborations, alliances or transactions may result or how, when or if they will have a material effect on us or the development of our business.

WE MAY BE SUED FOR PRODUCT LIABILITY.

      Because we are involved in the drug discovery and development process, our business exposes us to potential product liability risks as our product candidates are clinically tested and when and if our drug candidates are commercialized. We may not be able to avoid product liability claims. This applies not only to our own products but also to products that we may market for others, including Nilandron(R) (nilutamide), which we market for Aventis, and Gelclair(TM) Concentrated Oral Gel manufactured by Sinclair. Product liability insurance for the pharmaceutical industry is generally expensive, if it is available at all. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. We currently have product and clinical trial liability insurance in the amount of $10 million, but there can be no assurance that we will be able to maintain such insurance or that such insurance is adequate. If a plaintiff brings a successful product liability claim against us in excess of our insurance coverage, if any, our business could be harmed.

WE MAY BE SUBJECT TO SUBSTANTIAL LIABILITIES IN CONNECTION WITH THE HANDLING AND DISPOSAL OF HAZARDOUS MATERIALS.

      Our research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury, for which we do not have liability insurance coverage, we could be held liable for resulting damages, which could exceed our resources. In addition, if we develop manufacturing capacity, we may incur substantial costs in complying with environmental regulations. Furthermore, we do not have mass tort insurance coverage or environmental insurance coverage, so that liabilities resulting from claims involving our handling or disposal of hazardous materials could severely damage our business.

OUR COMMON STOCK PRICE WILL LIKELY CONTINUE TO BE HIGHLY VOLATILE.

      Our stock price, like the market price of the stock of other development-stage pharmaceutical companies, has been highly volatile. In August 2002, our stock price traded as low as $0.50. Companies may be sued when their stock price drops. Our stock price dropped substantially after we made an announcement on February 1, 1999 that we anticipated a delay in filing the NDA for Aptosyn(R) (exisulind) for FAP. Our stock price also dropped substantially on September 25, 2000 after we announced that the FDA had informed us that the FDA was issuing a "not approvable" letter in connection with the pending NDA for FAP. Separate stockholder class actions were filed against us after each of these declines in our stock price. Our stock price has also fluctuated substantially in response to statements which have appeared in the media. Other factors that may have a significant impact on our stock price include:

       - announcements of technical innovations or new commercial products by us or our competitors;

       -    regulatory events relating to our product candidates;

       - public concern as to the safety or other implications of pharmaceutical products;

       -    patent or proprietary rights developments;

       -    results of preclinical studies or clinical trials;

       -    conditions affecting the pharmaceutical industry; and/or

       -    stock market conditions.

WE DO NOT INTEND TO PAY CASH DIVIDENDS.

      We have never paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND STOCKHOLDER RIGHTS PLAN, AND CERTAIN PROVISIONS OF DELAWARE LAW, COULD DISCOURAGE A THIRD PARTY FROM MAKING A TAKEOVER OFFER THAT COULD BE BENEFICIAL TO OUR STOCKHOLDERS.

      Various provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a third party from acquiring shares of our common stock or replacing members of our board of directors. Our certificate of incorporation provides for the division of our board of directors into three classes and for the ability of the board of directors to issue preferred stock without stockholder approval. Under this authority, the board of directors adopted, in December 1998, a stockholder rights plan, which could have the effect of delaying or preventing us from consummating a transaction that would result in a change of control, even if a change of control were in the best interests of our stockholders. In addition, Delaware law restricts the ability of stockholders to take action to acquire control of us through specified business combination transactions.

      These provisions may discourage a future acquisition of our company even if our stockholders would receive an attractive value for their shares or if a significant number of our stockholders believed such a proposed transaction to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so.

OUR PAST USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITOR MAY POSE RISKS TO US AND LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

      Our consolidated financial statements as of and for each of the three years in the period ended December 31, 2001, were audited by Arthur Andersen LLP. Andersen has been convicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. While our audit committee and board of directors have no reason to question the quality or integrity of the audit and other assurance services previously provided to us by Andersen, some investors, including significant funds and institutional investors, may choose not to invest in or hold securities of a company whose financial statements were audited by Andersen.

      Additionally, SEC rules require us to present our audited financial statements in various SEC filings, along with Andersen's consent to our inclusion of its audit report in those filings. Andersen has indicated to us that it will be unable to provide a consent to us related to our inclusion in any future SEC filings of its report on our consolidated financial statements as of and for each of the three years in the period ended December 31, 2001. Andersen also will be unable to provide us with assurance services, such as advice customarily given to underwriters of our securities offerings and other similar market participants. The SEC recently has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Andersen in certain circumstances. Notwithstanding this relief, the inability of Andersen to provide its consent or to provide assurance services to us could negatively affect our ability to, among other things, access the public capital markets. Any delay or inability to access the public markets as a result of this situation could have a material adverse impact on our business. Also, an investor's ability to seek potential recoveries from Andersen related to any claims that an investor may assert as a result of the work performed by Andersen may be limited significantly both in the absence of a consent and the diminished amount of assets of Andersen that are or may in the future be available for claims.

                               ABOUT CELL PATHWAYS

      Cell Pathways, Inc. was incorporated in Delaware in July 1998 as a subsidiary of, and as of November 3, 1998, successor to, a Delaware corporation of the same name.

      We are a development stage pharmaceutical company focused on the research and development of products to treat cancer and to prevent cancer, the commercialization of such products, and the marketing and selling of oncology-related products made by others. Our technology may prove to have applicability beyond the treatment and prevention of cancer. We will be considered to be in the development stage until we receive approval for, and generate significant revenues from, the marketing and selling of one or more of our pharmaceutical drug candidates, or until we generate significant revenues from our marketing and/or selling of products manufactured by third parties.

      Our technology is based upon the discovery of a novel mechanism which we believe, based on our research, can be targeted to induce selective apoptosis, or programmed cell death, in precancerous and cancerous cells without affecting apoptosis in normal cells. We have created a new class of SAANDs and have synthesized many new chemical compounds in this new class.

      Our product development program focused initially on compounds likely to be helpful in treating precancerous lesions such as colonic polyps and cervical dysplasia. Attention next turned to the prevention of the recurrence of prostate cancer and breast cancer. Clinical trials subsequently expanded into the direct treatment of prostate and lung cancer. More recently, we have made arrangements for clinical trials of our first generation compound in combination with leading cancer chemotherapeutic agents of major pharmaceutical companies in trials in lung, prostate and breast cancers, and have commenced clinical development of our second compound as a single agent in cancer indications and Crohn's disease.

      Clinical trials of our first generation compound, Aptosyn(R)
(exisulind) (previously known as FGN-1(TM) (exisulind) and Prevatac(TM) (exisulind)), commenced in 1994. By 1997, clinical development of Aptosyn(R) (exisulind) had expanded to include several cancer and precancer indications. In August 1999, we submitted to the U. S. Food and Drug Administration ("FDA") a New Drug Application ("NDA") seeking marketing approval for Aptosyn(R) (exisulind) for the precancerous orphan drug indication of familial adenomatous polyposis ("FAP"). In September 2000, the FDA issued a "not approvable" letter with respect to the NDA for FAP. The future of the FAP program is uncertain. The continuing development of Aptosyn(R) (exisulind) largely for cancer indications - either as a single agent or in combination with leading cancer chemotherapeutic agents of major pharmaceutical companies - is discussed under "Products in Development" in our Annual Report on Form 10-K for the year ended December 31, 2001.

      We began the clinical trial program of our second compound, CP461, in 1999. By the end of 2001, CP461 was in pilot Phase IIa trials to investigate its safety and efficacy in three cancer indications. In July 2002, CP461 commenced clinical testing in the non-cancer disease indication of Crohn's Disease. Description of the clinical trial program of CP461, including description of interim results of certain pilot studies, is also discussed under "Products in Development" in our Report on Form 10-K for 2001. Aptosyn(R) (exisulind) and CP461 are the only CPI product candidates which we expect to be studying in clinical trials during 2002. No pharmaceutical product may be marketed in the United States without FDA approval. There can be no assurance that the FDA will approve any of our product candidates for marketing for any indication or, as to when, if ever, any such approval would occur.

      In anticipation of eventually marketing our products with our own sales force, we entered into an agreement to market an approved cancer therapy, Nilandron(R) (nilutamide), in 2000 and commenced promoting that product in the third quarter of 2000. Nilandron(R) (nilutamide) was developed and is sold by Aventis Pharmaceuticals, Inc. as a hormone therapy for advanced prostate cancer. In the first quarter of 2002 we entered into an agreement with Sinclair Pharmaceuticals Ltd. of the United Kingdom to be the exclusive distributor in North America of their product, Gelclair(TM) Concentrated Oral Gel, an oral gel approved for treating oral mucositis which affects many cancer patients receiving chemotherapy and radiation therapy. We commenced the marketing and distribution of this product late in the second quarter of 2002.

      The foregoing is an abbreviated description of our business. Please read our Annual Report on Form 10-K for the year ended December 31, 2001 which discusses our business and its risks and uncertainties in greater detail. Also, please read the Risk Factors set forth above in this prospectus.

                               RECENT DEVELOPMENTS

ENGAGEMENT OF J.P. TURNER & COMPANY, LLC

      On September 6, 2002, we engaged J.P. Turner & Company, LLC, an investment bank based in Atlanta, Georgia, in connection with potential future financings and to provide other advisory services.

OFFERING OF COMMON STOCK

      On March 26, 2002, we sold 2,390,107 shares of our common stock and warrants to purchase 597,529 shares of common stock at $4.74 per share, resulting in net proceeds of approximately $8.0 million, to certain institutional investors. The warrants are exercisable until March 26, 2006.

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

      On June 14, 2002, upon recommendation of the Audit Committee of our Board of Directors, we dismissed Arthur Andersen LLP as our independent public accountants, and engaged KPMG LLP to serve as our independent public accountants for 2002. KPMG LLP has not audited or reviewed the financial statements referred to in the accompanying prospectus under the caption "Experts."

AMENDMENT OF OUR 1997 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

      At our annual meeting of stockholders held on May 29, 2002, our stockholders approved several modifications to our 1997 Non-Employee Directors' Stock Option Plan, consisting of an increase in the number of shares of common stock that may be issued upon the exercise of options granted under the plan from 453,925 shares to 903,925 shares, and increase in the automatic non-discretionary inaugural grant of options to new non-employee directors under the plan from 18,157 shares to 50,000 shares, an increase in the automatic non-discretionary anniversary grant of options to continuing non-employee directors under the plan from 5,447 shares to 10,000 shares and a one-time grant of options under the plan, vesting over three years, for 31,843 shares to each current non-employee director who continues in service beyond the 2002 Annual Meeting.

                                 USE OF PROCEEDS

      We expect the net proceeds from this offering to be approximately $4.0 million after deducting the placement agent's discounts and commissions and our estimated offering expenses. We intend to use all net proceeds of this offering for working capital and general corporate purposes. Pending such uses, we intend to invest any excess proceeds in short-term, investment grade, interest-bearing securities.

                                    DILUTION

      Our net tangible book value as of June 30, 2002 was approximately $20.9 million, or $0.62 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Without taking into account any other changes in the net tangible book value after June 30, 2002, as amended, other than to give effect to our receipt of the estimated net proceeds from the sale of the maximum number of shares that may be sold in this offering (6,216,001 shares) at an offering price of $0.70 per share, less the placement agent's commissions and our estimated offering expenses, our net tangible book value as of June 30, 2002, as amended, after giving effect to the items above would have been approximately $25.3 million, or $0.63 per share. This represents an increase of $0.01 in the net tangible book value per share to existing stockholders, and an immediate dilution of $0.07 per share to new investors. The following table illustrates this per share dilution:

    Offering Price........................................              $0.70
       Net tangible book value per share, as amended,
       before the offering................................   $0.62
       Increase in net tangible book value per share, as
       amended, attributable to the offering .............    0.01
                                                             -----
    Net tangible book value per share, as amended, after
    the offering..........................................               0.63
                                                                        -----
    Dilution per share to new investors...................               0.07
                                                                        -----

      This table is based on the number of outstanding shares as of June 30, 2002, as amended, and does not include the following:

- 4,071,313 shares of common stock issuable upon exercise of outstanding stock options as of June 30, 2002 at a weighted average exercise price of $7.08 per share;

- 597,529 shares of common stock issuable upon exercise of outstanding warrants as of June 30, 2002 at a weighted average exercise price of $4.74 per share; and

- 1.7 million shares of common stock we have issued into an escrow account in connection with settlement of our class action litigation which shares we exclude, pending their release from escrow, from calculation of our earnings (loss) per share.

                              PLAN OF DISTRIBUTION

      We are offering the common stock on a best efforts basis to selected investors. We have retained J.P. Carey Securities Inc. under a placement agency agreement to act as our non-exclusive placement agent in connection with this offering. The placement agent is not obligated and does not intend to purchase any of the common stock offered hereby.

      Arrangement with the Placement Agent. We have agreed to pay to the placement agent a fee equal to 7.8% of the gross proceeds of this offering as selling commissions. We will also issue to the placement agent, upon each respective closing contemplated by this offering, warrants to purchase a number of shares of common stock equal to 2% of the shares of common stock sold at that closing. These warrants will be exercisable for a period of five years commencing on the first anniversary of that respective closing date at an exercise price equal to 120% of the closing bid price for the common stock on the Nasdaq National Market on that closing date. These warrants may not be transferred for a period of one year from their date of issuance, except in accordance with Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, Inc. We have agreed to indemnify the placement agent against certain liabilities.

      Offering and Closing Procedure. Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase shares of the common stock at the time of pricing, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of $3,350,201 of shares of common stock will take place on or about September 17, 2002, and that closing of the sale of $1,001,000 of shares of common stock will take place on or prior to September 30, 2002. In addition to the common stock purchased in this offering, purchasers will receive the right to participate in any offerings of common stock off of our shelf registration statement during the next year. Investors will also be informed of the date on which they must transmit the purchase price into our account.

      On the scheduled closing date, the following will occur:

- We will send directly to each investor a certificate for the common stock purchased by that investor,

- The investors will transfer to us funds in the amount of the purchase price, and

-     The placement agent will be paid its fee.

      The offering will not continue after the closing date for the $1,001,000 of shares scheduled to occur on or prior to September 30, 2002. If the closing has not taken place within 10 business days after September 30, 2002, the offering will terminate.

      Negotiation of Price. We negotiated the price to the public for the common stock offered in this offering with the placement agent. The factors considered in determining the price to the public included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of and prospects for the industry in which we compete, our past and present operations, our historical results of operations and our prospects for future earnings.

      We estimate that the total expenses of this offering, excluding the placement agent's commissions, will be approximately $50,000, all of which will be paid by us.

      Our common stock is listed on the Nasdaq National Market under the symbol "CLPA."

                                  LEGAL MATTERS

      Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, has passed upon the validity of the securities offered hereby.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You may also obtain our SEC filings from the SEC's Web site on the Internet that is located at http://www.sec.gov.

      We "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to another document we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement but before the end of any offering made under this prospectus supplement and accompanying prospectus:

- Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 22, 2002, as amended on Form 10-K/A, filed with the SEC on May 8, 2002.

- Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the SEC on May 3, 2002, and for the fiscal quarter ended June 30, 2002, filed with the SEC on August 13, 2002.

- Our Current Report on Form 8-K, filed with the SEC on June 18, 2002, as amended on Form 8-K/A, filed with the SEC on June 20, 2002.

- Our Registration Statement on Form 8-A relating to the registration of its common stock under Section 12 of the Exchange Act, filed with the SEC on September 14, 1998.

- Our Registration Statement on Form 8-A relating to the registration of its preferred stock purchase rights under Section 12 of the Securities Exchange Act, filed with the SEC on December 18, 1998.

      You should read the information relating to us in this prospectus supplement and accompanying prospectus together with the information in the documents incorporated by reference.

      Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this prospectus supplement and accompanying prospectus may modify or replace statements contained in the documents incorporated by reference. In addition, some of the statements contained in one or more of the documents incorporated by reference may be modified or replaced by statements contained in a document incorporated by reference that is filed thereafter.

      You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Cell Pathways, Inc., 702 Electronic Drive, Horsham, Pennsylvania 1904, Attention: Investor Relations, Telephone: (215) 706-3800.

PROSPECTUS

                               CELL PATHWAYS, INC.

                                   $25,000,000

                                  COMMON STOCK

      This prospectus will allow us to issue, from time to time in one or more offerings, up to $25,000,000 in the aggregate of our common stock. This means:

-     we will provide a prospectus supplement each time we issue common stock;

- the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document; and

- you should read this prospectus and any prospectus supplement carefully before you invest.

      Our common stock is traded on the Nasdaq National Market under the symbol "CLPA." On February 6, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $6.656 per share.

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISKS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 14, 2001.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                   PROSPECTUS


                                                                                Page
                                                                                ----
ABOUT THIS PROSPECTUS.......................................................     3
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................................     3
FORWARD-LOOKING STATEMENTS..................................................     4
RISK FACTORS................................................................     6
ABOUT CELL PATHWAYS.........................................................    21
USE OF PROCEEDS.............................................................    21
PLAN OF DISTRIBUTION........................................................    21
LEGAL MATTERS...............................................................    23
EXPERTS.....................................................................    23

                              ABOUT THIS PROSPECTUS

      This prospectus describes certain securities of Cell Pathways, Inc. We sometimes refer to Cell Pathways, along with its subsidiaries and affiliates, using the words "we," "our" or "us" or as the "Company." This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process, which allows us to offer the common stock in one or more offerings.

      For each offering of the common stock described in this prospectus, we will attach a supplement to this prospectus containing specific information about the terms of the offering it describes. The supplements may also add, update or change information contained in this prospectus. In addition, as we describe below in the section entitled "Where You Can Find Additional Information," we have filed and plan to continue to file other documents with the SEC that contain information about us.

      Before you decide whether to invest in the common stock, you should read this prospectus, the applicable prospectus supplement, and the information we otherwise file with the SEC.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We are required by federal securities laws to file certain information with the SEC. You can access this material on the SEC's Internet website at http://www.sec.gov. You can also read and copy this material at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for information on how the public reference room operates. In addition, the common stock is included for listing in the Nasdaq National Market, and you can obtain our reports, proxy statements and other information about us at the offices of The Nasdaq Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

      We will also send you copies of the material we file with the SEC, free of charge, upon your request. Please call or write our Investor Relations department at:

                  702 Electronic Drive
                  Horsham, Pennsylvania 19044
                  Telephone No.: (215) 706-3800

      The SEC allows us to "incorporate by reference" into this prospectus certain important information about us. This means that the information in this prospectus and any prospectus supplement may not be complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supercede the current information in, and incorporated by reference in, this prospectus and any prospectus supplement.

      We incorporate by reference the documents listed below, and any other documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the offering described in this prospectus is completed:

         (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         (b) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

         (c) Our current report on Form 8-K filed with the SEC on September 29, 2000;

         (d) The description of our common stock contained in our Registration Statement on Form 8-A registering the common stock under Section 12 of the Securities Exchange Act of 1934; and

         (e) The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A registering the preferred stock purchase rights under Section 12 of the Securities Exchange Act of 1934.

      This prospectus is part of our "shelf" registration statement on Form S-3 filed with the SEC under the Securities Act to register the common stock offered by this prospectus and any supplements. As permitted by the SEC, not all of the information in the registration statement appears in this prospectus or will appear in any supplement. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the SEC's offices or website as described above.

      You should rely on the information that is in this prospectus and its supplements, or incorporated by reference. You should not, however, assume that the information that appears directly in this prospectus, or any supplement, is accurate or complete as of any date other than the date on the front cover of the document.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors, the absence of approved products; history of operating losses and the need for further financing; early stage of development; the costs, delays and uncertainties inherent in basic pharmaceutical research, drug development, clinical trials and the regulatory approval process, with respect to both our current product candidates and our future product candidates, if any; dependence on the development and market acceptance of Aptosyn(TM) (exisulind) for one or more significant disease indications; limitations on, or absence of, the predictive value of data obtained in laboratory tests, animal models and human clinical trials when planning additional steps in product development; uncertainty of obtaining regulatory approval of any compound for any disease indication; uncertainty and adversity arising from the action of the U.S. Food and Drug Administration, or FDA, in issuing a "not approvable" letter with respect to the New Drug Application, or NDA, submitted for Aptosyn(TM) for the orphan drug condition of familial adenomatous polyposis, or FAP, a rare disease that puts those afflicted at high risk of developing colon cancer; the timing and scope of any approval which might be received for any compound for any indication in the future; the volitility of the market price of our common stock; the risk of our pending class action securities litigation; acceptance of any product candidates by providers of healthcare reimbursement; the validity, scope and enforceability of patents; the actions of competitors; the pace of technicological changes in the biopharmaceutical industry; dependence upon third parties; potential product liability claims; and availability of insurance.

      These and other risks are detailed in our reports and registration statements filed from time to time under the Securities Act and/or the Securities Exchange Act, including in the sections entitled "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Other Events" in the Company's annual report on Form 10-K for the year ended December 31, 1999, and in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed in 2000, as well as in the registration statements on Form S-3 as we may file from time to time. You are encouraged to read these filings as they are made. They are available over the Internet from the SEC in its EDGAR database at http://www.sec.gov.

      Given the uncertainties affecting pharmaceutical companies in the development stage, current and prospective investors are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. No forward-looking statement can be guaranteed; actual future results may vary materially. Both forward-looking statements and statements of historic fact must be understood in the context of the risks referred to above which characterize the Company's development-stage business. The Company undertakes no obligation to update or revise the statements made herein or the risk factors that may relate thereto.

                                  RISK FACTORS

      Prospective investors should carefully consider the following risk factors and the other information included in this prospectus, including the documents incorporated by reference in this prospectus, before deciding to invest in the common stock.

WE HAVE A HISTORY OF NET LOSSES AND MAY NEVER BECOME PROFITABLE.

      We are a development-stage pharmaceutical company. Our business has experienced significant operating losses since its inception in 1990. We have not received any revenue from the sale of products and none of our product candidates have been approved for marketing. As of September 30, 2000, we had an accumulated deficit of approximately $86.1 million. We expect to incur additional operating losses for at least the next several years and expect cumulative losses to increase substantially as research and development efforts and preclinical and clinical testing expand. If we succeed in obtaining marketing approval for any of our product candidates, we will incur significant manufacturing and marketing costs. Among other things, our ability to achieve profitability is dependent on our ability, alone or with others, to:

      -     successfully complete the development of our product candidates;

      -     obtain the required regulatory approvals;

      - successfully manufacture and market, or have others successfully manufacture and market, our product candidates; and

      -     gain market acceptance for our product candidates.

      We may never achieve profitability.

      WE ARE AT AN EARLY STAGE OF DEVELOPMENT, AND HAVE NO PRODUCTS APPROVED FOR SALE; ONLY TWO OF OUR PRODUCT CANDIDATES HAVE BEEN SUBJECT TO CLINICAL STUDIES, AND THE FDA HAS ISSUED A "NOT APPROVABLE" LETTER WITH RESPECT TO OUR NEW DRUG APPLICATION, OR NDA, FOR USE OF APTOSYN(TM) (EXISULIND) IN FAMILIAL ADENOMATOUS POLYPOSIS, OR FAP; OUR LONG-TERM VIABILITY WILL BE IMPAIRED IF WE ARE UNABLE TO OBTAIN REGULATORY APPROVAL FOR, OR SUCCESSFULLY MARKET, OUR PRODUCT CANDIDATES.

      We have only two product candidates that have been subject to clinical trials: Aptosyn(TM) and CP 461. Our business is significantly dependent upon the successful development and approval of these product candidates for one or more cancerous or precancerous disease conditions.

      The first disease condition for which we have been clinically testing Aptosyn(TM) is FAP an inherited disease characterized by the development of hundreds to thousands of polyps in the colon and the progression of colon cancer if left untreated. In August 1999, we submitted a NDA to the FDA for Aptosyn(TM) in the treatment of FAP. On September 25, 2000 the FDA issued a "not approvable" letter noting deficiencies and finding that the information presented as to the safety and efficacy of Aptosyn(TM) for the treatment of FAP was inadequate.

      We have notified the FDA that we intend to amend the NDA and meet with the FDA to discuss the deficiencies noted and the need for additional data, including the possible requirements for additional clinical data. If the FDA requires that we conduct additional clinical trials, we may have difficulty enrolling sufficient patients that meet the study eligibility criteria. Even if we conduct additional clinical trials, we cannot be sure that we will be able to provide the FDA with the information it requires, or that the FDA will ever approve the NDA for FAP. The approval of Celebrex(R) (celecoxib), a commercially available drug marketed by G.D. Searle, Ltd., for use in FAP patients may make it more difficult for us to achieve regulatory approval of Aptosyn(TM) for use in FAP.

      Even if the FDA were to approve the NDA for FAP, the commercial potential of Aptosyn(TM) would be limited, because persons with FAP represent only a relatively small market.

      In order to market Aptosyn(TM) for other indications, it will be necessary for us to file NDAs for the additional indications. However, in order to receive FDA approval to market the drug for each indication, we must successfully complete lengthy clinical trials demonstrating the safety and efficacy of the drug for that particular indication. We may not successfully complete these clinical trials or receive appropriate regulatory approval. If we are not able to obtain FDA approval for any indication with substantial market potential, our ability to ever become profitable would be impaired.

      We are conducting early-stage clinical trials of CP 461. These clinical trials may fail to yield data that are favorable or useful for purposes of further developing this product candidate and ultimately seeking regulatory approval for marketing it. We have not developed any other compound to the extent necessary to commence clinical trials.

      Preclinical and clinical studies of our product candidates may not display the safety and efficacy necessary to obtain regulatory approvals. Drug development is a highly uncertain process. Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in earlier trials. Data obtained from tests are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. Regulatory authorities may refuse or delay approval as a result of many other factors, including changes in regulatory policy during the period of product development. Product candidates that appear to be promising at earlier stages of development may not reach the market or be marketed successfully for a number of reasons, including the following:

      - researchers may find during later preclinical testing or clinical trials that the product candidate is ineffective or has harmful side effects;

      - variability in the number and types of patients available for clinical studies;

      - new information about the mechanisms by which a drug candidate works may adversely affect its development;

      - the product candidate may fail to receive necessary regulatory approval or clearance;

      - the product candidate may be too difficult to manufacture on a large scale;

      -     the product candidate may be too expensive to manufacture or market;

      -     the product candidate may not achieve broad market acceptance;

      - others may hold proprietary rights that will prevent the product candidate from being marketed; or

      -     others may market equivalent or superior products.

      Our ability to market Aptosyn(TM) in a disease indication is dependent on our ability to provide the FDA with sufficient data to support approval of an NDA for that disease indication. We cannot assure that we will ever be able to provide such information. With respect to CP 461, and any other compound that we may decide to develop, development may not be complete and marketing of such product candidates may not occur for at least several years, if at all. We have limited experience in managing clinical trials, and delays or terminations of clinical trials we undertake in the future could impair our development of product candidates. Delays or terminations could result from a number of factors, including stringent enrollment criteria, slow rate of enrollment, size of the patient population and geographical considerations.

      One area of our focus, cancer prevention, is not thoroughly understood. With limited exceptions, the FDA has not approved any drug for the prevention of precancerous lesions or cancer. The FDA sometimes revises its views as to the prerequisites for drug approvals in these areas, and such revisions could adversely affect our programs. The FDA may require that a drug candidate intended to treat precancerous lesions or prevent cancer be shown to be effective not only in reducing precancerous lesions or other precancerous symptoms, but also in preventing actual cancer, which may require clinical trials following large numbers of patients over longer periods of time.

      We and our collaborators may not succeed in our research and product development efforts and we may not be successful in marketing any approved products. Moreover, after commercial introduction of a new product, discovery of problems through adverse event reporting could result in restrictions on the product, including recall or withdrawal from the market and, in certain cases, civil or criminal penalties resulting from actions by regulatory authorities or damages from product liability judgments. If we are unable to complete clinical trials, obtain regulatory approval or successfully market our products, our long-term viability will be threatened.

OUR BUSINESS WILL BE HARMED IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS.

      We believe that our available cash will be sufficient to fund operations into the second half of 2002, and we will need to raise substantial additional funds to continue our business activities. Among other things, we anticipate that we will devote expenditures to the following:

      - additional clinical studies relating to Aptosyn(TM) in connection with our attempt to obtain FDA approval of Aptosyn(TM) in one or more cancerous or precancerous disease indications;

      -     additional clinical trials for CP 461;

      - preclinical studies and clinical trials relating to additional compounds for cancerous and precancerous disease conditions;

      -     regulatory approval processes;

      -     production of product candidates for clinical trials;

      -     basic research; and

      -     establishment of sales, marketing and distribution capabilities.

The amount of capital we may need depends on many factors, including:

      - whether the FDA approves the NDA for Aptosyn(TM) for the FAP indication;

      - whether the FDA approves any future NDA for Aptosyn(TM) with regard to any other indication;

      -     the progress of our research and development programs;

      -     the progress of preclinical testing;

      -     the progress of clinical testing for CP 461;

      -     the time and costs involved in obtaining regulatory approvals;

      -     the costs relating to patents and other intellectual property;

      -     our ability to establish collaborative arrangements;

      - the effect of any changes or development in our existing collaborative relationships;

      -     the effect of competing technological and market developments; and

      - our ability to successfully commercialize an approved product candidate.

      We do not know whether additional financing will be available on acceptable terms when needed. We may seek to raise funds through public or private equity offerings or debt financings or through corporate collaborations and licensing arrangements.

      If we raise additional capital by issuing equity securities, including any common stock covered by this prospectus, our stockholders' percentage ownership will be reduced, and our stockholders may experience substantial dilution. Any equity securities issued may also provide rights, privileges or preferences superior to the common stock. If we raise additional funds by issuing debt securities, we may be subject to significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

      If adequate funds are not available on acceptable terms, our ability to fund our operations, develop products or technologies or otherwise respond to competitive pressures could be significantly delayed or limited and we may have to reduce or cease our operations. If additional funds become available, there can be no assurance that we can accurately predict the time and costs required to complete development programs or that we will not substantially exceed our budgets or that revenue forecasts, if made, will not prove inaccurate.

THE EXERCISE OF OUTSTANDING WARRANTS AND STOCK OPTIONS COULD CAUSE SUBSTANTIAL DILUTION.

      As of December 31, 2000, our outstanding equity securities included:

      - warrants to purchase 4,503,249 shares of our common stock for an exercise price of $12.00 per share; and

      - options, exercisable at various exercise prices between $0.32 and $49.88, to purchase 3,415,887 shares of common stock.

      Investors in our common stock could experience substantial dilution of their investment if these warrants and options are exercised.

FUTURE SALES OF SHARES MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

      If shareholders sell a substantial number of shares of our common stock in the public market, or investors perceive that these sales might occur, the market price of our common stock could decrease. Such a decrease could make it difficult for us to raise capital by selling our stock. To the extent additional shares of capital stock are issued, investors purchasing our common stock or securities convertible into common stock may incur additional dilution.

OUR BUSINESS MAY BE HARMED BY PENDING LITIGATION.

      Following our announcement on February 1, 1999 that we anticipated a delay in filing the NDA for Aptosyn(TM) for FAP, five stockholder class actions were filed against us and certain of our officers and directors. These actions were consolidated into one action and, in June 1999, a consolidated amended complaint was filed on behalf of a class of all purchasers of our common stock between October 7, 1998 and February 2, 1999. The complaint alleged that we violated antifraud and other provisions of the federal securities laws by making materially false and misleading statements relating to, among other things, the progress of our clinical trials. This action is in preliminary stages and is pending in the United States District Court for the Eastern District of Pennsylvania. We filed a motion to dismiss the complaint, which motion has been denied by the District Court. Our request to the United States Third Circuit Court of Appeals to review the District Court's denial of our motion to dismiss was denied by the Circuit Court. On December 29, 2000, the Circuit Court entered, on its own motion, a scheduling order requiring that the parties are to complete all discovery by April 9, 2001. While we are vigorously defending the litigation, we cannot be sure that we will prevail. The costs of this litigation, particularly if a judgment is rendered in favor of the plaintiffs, may be harmful to our business.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, OR TO AVOID INFRINGING THE RIGHTS OF OTHERS, OUR ABILITY TO COMPETE EFFECTIVELY WILL BE IMPAIRED.

         Our intellectual property consists of patents, licenses, trade secrets and trademarks. Our success depends in part on our ability to:

         -        obtain and maintain patents and other intellectual property;

         -        establish and maintain trademarks;

         -        maintain our trade secrets;

         -        operate without infringing the proprietary rights of others;
                  and

         - otherwise maintain adequate protection of our intellectual property for our technologies and products in the United States and other countries.

         We have several patents and pending United States patent applications relating to the therapeutic uses of Aptosyn(TM). However, the composition of matter patent for Aptosyn(TM), which is desirable because it gives patent protection for a drug's chemical compound, is not available because Aptosyn(TM) was described in scientific and patent literature over 20 years ago. Therefore, if clinical uses of Aptosyn(TM) are discovered beyond those covered by our patent claims, we may not be able to enforce our patent rights against companies marketing the compound with respect to these other clinical uses. In general, patent protection currently lasts only approximately 17-20 years, depending on the filing date of the patent application, the issuance date of the patent and, sometimes, the time required for FDA approval. However, it can take many more years than offered by patent protection to transform a drug discovery through testing and development into a commercially viable product. Moreover, patent applications filed by us or on our behalf may not result in patents being issued to us. Even if a patent is issued, the patent may not afford protection against competitors with similar technology. Others may independently develop similar technologies or duplicate our technology. It is possible that before any of our potential product candidates can be commercialized, the related patents may expire, or remain in existence for only a short period following commercialization, thus reducing the advantage of the patent.

         Our commercial success depends in part on avoiding infringing patents and proprietary rights of third parties and developing and maintaining a proprietary position with regard to our own technologies and product candidates. The patent positions of pharmaceutical companies, including our patent position, involve complex legal and factual questions. Whether a company will be able to enforce its patent cannot always be predicted with certainty. Even if we obtain patents, we may lose part or all of them as a result of challenges by competitors. We cannot be sure that relevant patents have not been issued, or that relevant publications or actions by others have not occurred, that could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or duplicate technologies that we have developed or claim that we are infringing their patents. As a result of these factors, we may need to obtain patent licenses from others. However, we may be unable to obtain patent licenses on acceptable terms. Moreover, our rights under any patent licenses depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

         Extensive litigation regarding patents and other intellectual property rights characterizes our industry. We may become involved in litigation or interference proceedings declared by the United States Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States. IF ANY OF OUR COMPETITORS HAVE FILED PATENT APPLICATIONS OR OBTAINED PATENTS THAT CLAIM INVENTIONS THAT WE ALSO CLAIM, WE MAY HAVE TO PARTICIPATE IN AN INTERFERENCE PROCEEDING TO DETERMINE PRIORITY OF INVENTION AND, THEREFORE, WHO HAS THE RIGHT TO A PATENT FOR THESE INVENTIONS OR DISCOVERIES IN THE UNITED STATES. If a litigation or interference proceeding is initiated, we may have to spend significant amounts of time and money to defend our intellectual property rights or to defend infringement claims of others. Litigation or interference proceedings could divert our management time and effort. Even unsuccessful claims against us could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Any of these events could harm our ability to compete and adversely affect our business.

         An adverse ruling arising out of any intellectual property dispute could invalidate or diminish our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license disputed rights from third parties. Costs associated with licensing arrangements entered into to resolve litigation or an interference may be substantial and could include ongoing royalties. We may not be able to obtain any necessary licenses on satisfactory terms.

         In addition, we rely on trade secrets to protect technology. We attempt to protect our proprietary technology by requiring our employees to execute confidentiality and assignment of invention agreements. We also require our consultants and certain contractors to execute confidentiality agreements. However, these agreements could be breached and, in the event they are breached, our remedies may be inadequate. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. Our business requires the use of consultants and research collaborators in connection with the development of our product candidates. These arrangements involve the exposure of our trade secrets to the scrutiny of others, which increases the risk that we may lose our trade secrets. If we lose any of our trade secrets, our business and ability to compete could be harmed.

WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGES IN THE
BIOPHARMACEUTICAL INDUSTRY, WHICH MAY PREVENT US FROM COMMERCIALIZING OUR PRODUCT CANDIDATES.

         Our business is characterized by extensive research efforts and rapid technological progress. New developments in molecular biology, medicinal chemistry and other fields of biology and chemistry are expected to continue at a rapid pace in both industry and academia. Research and discoveries by others may render some or all of our programs or product candidates non-competitive or obsolete. Our business strategy is based, in part, upon the application of our technology platform to discover and develop pharmaceutical products to prevent cancer or treat cancer through the use of selective apoptosis, which means causing cell death in precancerous and cancerous cells. This strategy is subject to the risks inherent in the development of new products using new and emerging technologies and approaches.

         Unforeseen problems may develop with our technologies or applications. We may not be able to successfully address technological challenges that we encounter in our research and development programs and may not ultimately develop commercially feasible products.

WE FACE INTENSE COMPETITION WHICH COULD HARM OUR BUSINESS AND OPERATING RESULTS.

         Our industry is very competitive. It is characterized by extensive research and development efforts and rapid technological progress. Discoveries and commercial developments by our competitors may render some or all of our product candidates obsolete. Many of our potential competitors have far greater resources and experience than we do. These competitors may succeed in discovering and developing pharmaceutical products more rapidly than we do or pharmaceutical products that are safer, more effective or less costly than any that we may develop. Competing products may obtain regulatory approval sooner and may be marketed more successfully than our product candidates.

         There are many entities, both public and private, including well-known, large pharmaceutical companies, chemical companies, biotechnology companies, government agencies and research institutions, engaged in developing pharmaceuticals for applications similar to those targeted by us. We also compete with these organizations in recruiting and retaining qualified scientific and management personnel.

         In the fields of cancer therapy and the prevention of precancerous and cancerous lesions, other products and procedures are in use or in development that may compete directly with the products that we are seeking to develop and market for cancer treatment or cancer prevention. Surgery, radiation, chemotherapeutic agents and compounds that interfere with hormone activities have been in use for years in the treatment of cancer. Nolvadex(R) (tamoxifen) has been granted approval for reducing the incidence of breast cancer in women at high risk for breast cancer. Celebrex(R) (celecoxib) has been granted approval for use in the reduction in the number of adenomatous (OR PRECANCEROUS) colorectal polyps in FAP patients as an addition to usual care (e.g., endoscopic surveillance, surgery, etc.). A number of other pharmaceutical and nutritional agents are being examined for their potential usefulness in the treatment of precancerous lesions and cancer. The manufacturers of many of these products have far greater resources and experience than we do.

OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF THIRD PARTIES UPON WHOM WE PLACE SUBSTANTIAL RELIANCE FAIL TO PERFORM THEIR OBLIGATIONS PROPERLY.

         We depend on third-party contractors to perform activities on our behalf, such as the following:

         -        basic laboratory research studies;

         -        animal toxicology studies;

         -        animal efficacy studies;

         -        human clinical trials;

         -        bulk drug manufacture;

         -        drug assay and characterization;

         -        product formulation and finishing;

         -        strategic consulting;

         -        commercialization planning; and

         -        planned product distribution.

         Subject to limited exceptions in foreign markets, we do not have any relationships with other pharmaceutical companies for the commercialization of products. We cannot assure that we will be able to negotiate cooperative arrangements relating to commercialization or any other aspect of our development and marketing of products in the future should we choose to do so. To the extent that we do not make arrangements with third parties, we must rely on our own limited resources. Any arrangements that we enter into may not be maintained, may not be performed properly by the third parties or may not prove to be successful. The failure of any third party to comply with applicable government regulations could substantially harm our development and marketing efforts and delay or prevent regulatory approval of our product candidates. If these third parties fail to perform their obligations properly, we may be compelled to delay our development efforts, and our business could be harmed.

WE MUST OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCT CANDIDATES IN THE U.S. AND FOREIGN JURISDICTIONS.

         We must obtain regulatory approval before marketing or selling our product candidates. In the United States, we must obtain approval from the FDA for each product candidate that we intend to commercialize. The drug development process is typically lengthy and expensive, and FDA approval is highly uncertain. Clinical studies which show favorable results may not be adequate for regulatory approval. We or our third-party manufacturers must pass a preapproval inspection of manufacturing facilities by the FDA before the product can obtain marketing approval. Products distributed outside the United States are also subject to foreign government regulation.

         On September 25, 2000, the FDA issued a "not approvable" letter with respect to the NDA that we submitted in August 1999 for Aptosyn(TM) for the FAP indication. We have notified the FDA that we intend to amend the NDA and meet with the FDA to discuss the deficiencies noted in the letter and the need for additional data, including the possible requirement for additional clinical data. Regardless of any additional activities we undertake, the NDA for FAP may never be approved. The FDA may require additional clinical tests or other data as a condition of approval, and these requirements may make it impractical for us to continue to seek approval for this NDA.

         None of our other product candidates has received regulatory approval to be commercially marketed and sold. If we fail to obtain regulatory approval we will be unable to market and sell any of our product candidates. Because of the risks and uncertainties in biopharmaceutical development, our product candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If regulatory approval is delayed, our business would be harmed.

         The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the product candidates involved. This approval process is extremely expensive and uncertain. We cannot guarantee that any of our product candidates will be approved for marketing by the FDA. Even if regulatory approval of a product candidate is granted, we cannot be certain that we will be able to obtain the labeling claims necessary or desirable for the promotion of that product candidate.

EVEN IF OUR PRODUCT CANDIDATES RECEIVE REGULATORY APPROVAL, WE MAY STILL FACE DEVELOPMENT AND REGULATORY DIFFICULTIES RELATING TO THE DRUG PRODUCTS IN THE FUTURE.

         If we receive regulatory approval of any of our product candidates, the FDA or a comparable foreign regulatory agency may grant such approval only for a limited indication. In addition, a marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections by regulatory agencies. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

         -        warning letters;

         -        fines and other civil penalties;

         -        suspended regulatory approvals;

         - refusal to approve pending applications or supplements to approved applications;

         -        refusal to permit exports from the United States;

         -        product recalls;

         -        seizure of products;

         -        injunctions;

         -        operating restrictions;

         -        total or partial suspension of production; and

         -        criminal prosecutions.

         Even if we obtain regulatory approval, we may be required to undertake post-approval trials. In addition, side effects identified or better understood after a drug is on the market or the occurrence of manufacturing problems could result in withdrawal of approval, or require reformulation of the drug, additional preclinical testing or clinical trials, changes in labeling of the product, and/or additional marketing applications.

         If we receive FDA approval, we will be subject to ongoing FDA obligations and continued regulatory review. In particular, we or third-party manufacturers that we use will be required to adhere to requirements pertaining to the FDA's current Good Manufacturing Practices requirement, commonly known as GMP. Under current GMP, we are required to manufacture our products and maintain our records in a prescribed manner with respect to manufacturing, testing and quality control activities. We will also be subject to ongoing FDA requirements for submission of safety and other post-market information. Similar regulatory requirements are in place in foreign countries for similar products approved in those countries. Our failure, or our third-party manufacturer's failure, to comply with the FDA and other applicable regulators could cause our business to be significantly harmed.

REIMBURSEMENT FOR ANY OF OUR FUTURE PRODUCTS MAY NOT BE AVAILABLE, WHICH MAY HARM OUR RESULTS OF OPERATIONS.

         Our ability to commercialize our products successfully will depend, in part, on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of our products, our products may fail to achieve market acceptance and our results of operations will be harmed.

         Our future revenues, profitability and access to capital will also be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. There have been a number of federal, state and foreign proposals to control the cost of drugs through legislation or regulation. We are unsure of the form that any legislation on the subject may have or what actions federal, state, foreign, and private payors may take in response to any enacted legislation. Therefore, we cannot predict the effect of any implemented reform on our business.

IF WE ARE UNABLE TO MANUFACTURE OR CONTRACT WITH THIRD PARTIES TO MANUFACTURE PRODUCT CANDIDATES IN SUFFICIENT QUANTITIES AND AT AN ACCEPTABLE COST, WE MAY BE UNABLE TO COMPLETE CLINICAL TRIALS AND COMMERCIALIZE THESE PRODUCT CANDIDATES.

         Our completion of any preclinical trials for our product candidates involving large quantities of chemical compounds, or any future clinical trials and commercialization of product candidates, will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We do not have the facilities or experience to manufacture the quantities of product candidates necessary for any such trials or commercial purposes on our own and do not intend to develop or acquire facilities for the manufacture of such quantities of product candidates in the foreseeable future. We have entered into agreements with third-party manufacturers for the manufacture of Aptosyn(TM) and intend to rely on third-party contract manufacturers for our other product candidates. However, except with respect to Aptosyn(TM) and CP 461, we have not tested the manufacturing processes for our product candidates in quantities needed for clinical trials or commercial sales.

         Our manufacturing strategy presents the following risks:

         - we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them;

         - third parties may fail to successfully manufacture our product candidates or to manufacture them in a cost effective and/or timely manner;

         - delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of product candidates;

         - we may not have intellectual property rights, or may have to share intellectual property rights, to many improvements in the manufacturing processes or new manufacturing processes for our product candidates;

         - our product candidates require a long lead time to manufacture and the manufacturing process is complex; and

         - manufacturers of our product candidates are subject to current GMPs, and similar foreign standards, and we do not have control over compliance with these regulations by third-party manufacturers.

         Any of these factors could delay clinical trials or commercialization of our product candidates, entail higher costs and result in our being unable to effectively sell any products.

IF WE ARE UNABLE TO OBTAIN RAW AND INTERMEDIATE MATERIALS NEEDED TO MANUFACTURE OUR PRODUCTS IN SUFFICIENT AMOUNTS OR ON ACCEPTABLE TERMS, OUR BUSINESS WOULD SUFFER.

         We, or the manufacturers with whom we contract, may not be able to maintain adequate relationships with current or future suppliers of raw or intermediate materials for use in manufacturing our products. If our current manufacturing sources and suppliers are unable or unwilling to make these materials available to us in required quantities or on acceptable terms, we would likely incur significant costs and delays to qualify alternative manufacturing sources and suppliers. If we are unable to identify and contract with alternative contract manufacturers when needed, our business could be harmed.

IF WE ARE UNABLE TO BUILD SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR ENTER INTO AGREEMENTS WITH THIRD PARTIES TO PERFORM THESE FUNCTIONS, WE WILL NOT BE ABLE TO COMMERCIALIZE ANY OF OUR PRODUCT CANDIDATES.

         We currently have limited sales and marketing capabilities. In September 2000, we began marketing and promoting the product Nilandron(R) (nilutamide), a hormonal therapy for advanced prostate cancer, under an agreement with Aventis Pharmaceuticals Inc. However, we do not expect revenues from these activities to be significant. In order to commercialize any of our product candidates, we must either internally develop more extensive sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

         To market any of our drug products directly, we will have to successfully develop a marketing and sales force with technical expertise and supporting distribution capabilities or our business prospects would be impaired. To promote any of our drug products through third parties, we would have to locate suitable third parties for these functions and enter into agreements with them on acceptable terms. If we enter into co-promotion or other licensing arrangements, any product revenues would likely be lower than if we directly marketed and sold our products, and any revenues we may receive would depend upon the efforts of third parties, which efforts may not be successful. If these third parties do not succeed in carrying out their contractual duties, our business would suffer.

WE DEPEND ON KEY PERSONNEL; IF WE ARE NOT ABLE TO RETAIN THESE EMPLOYEES OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL, OUR BUSINESS WOULD BE HARMED.

         Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. We also rely on consultants and advisors to assist us in formulating our research and development strategy. There is intense competition for qualified personnel in the pharmaceutical field. Therefore, we may not be able to attract and retain the qualified personnel or consultants necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would harm our research and development programs and our business. The law provides only limited protection against competition by key employees who leave the company. We do not maintain key man life insurance on any of our employees.

IF WE ENGAGE IN ANY ACQUISITION OR BUSINESS COMBINATION, WE WILL INCUR A VARIETY OF RISKS THAT COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS.

         From time to time we have considered, and we will continue to consider in the future, if and when any appropriate opportunities become available, strategic business initiatives intended to further the development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we do pursue such a strategy, we could, among other things:

         - issue equity securities that would dilute our stockholders' percentage ownership;

         - incur substantial debt, which may place constraints on our operations;

         - spend substantial operational, financial and management resources in integrating new businesses, technologies and products;

         -        assume substantial actual or contingent liabilities; or

         - merge with, or otherwise enter into a business combination with, another company, in which our stockholders would receive cash or shares of the other company, or a combination of both, on terms that our stockholders might not deem desirable.

WE MAY BE SUED FOR PRODUCT LIABILITY.

         Because we are involved in the drug discovery and development process, our business exposes us to potential product liability risks as our product candidates are clinically tested and when and if our drug candidates are commercialized. We may not be able to avoid product liability claims. This applies not only to our own products but also to products that we may market for others, including Nilandron(R) (nilutamide), which we market for Aventis Pharmaceuticals Inc. Product liability insurance for the pharmaceutical industry is generally expensive, if it is available at all. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. We currently have clinical trial liability insurance in the amount of $10 million, but there can be no assurance that we will be able to maintain such insurance or that such insurance is adequate. If a plaintiff brings a successful product liability claim against us in excess of our insurance coverage, if any, our business could be harmed.

WE MAY BE SUBJECT TO SUBSTANTIAL LIABILITIES IN CONNECTION WITH THE HANDLING AND DISPOSAL OF HAZARDOUS MATERIALS.

         Our research and development involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury, for which we do not have liability insurance coverage, we could be held liable for resulting damages, which could exceed our resources. In addition, if we develop manufacturing capacity, we may incur substantial costs in complying with environmental regulations. Furthermore, we do not have mass tort insurance coverage or environmental insurance coverage, so that liabilities resulting from claims involving our handling or disposal of hazardous materials could severely damage our business.

OUR COMMON STOCK PRICE WILL LIKELY CONTINUE TO BE HIGHLY VOLATILE.

         Our stock price, like the market price of the stock of other development-stage pharmaceutical companies, has been highly volatile. Companies may be sued when their stock price drops. Our stock price dropped substantially after we made an announcement on February 1, 1999 that we anticipated a delay in filing the NDA for Aptosyn(TM) for FAP. Our stock price also dropped substantially on September 25, 2000 after we announced that the FDA had informed us that the FDA was issuing a "not approvable" letter in connection with the pending NDA for FAP. Our stock price has also fluctuated substantially in response to statements which have appeared in the media. Other factors that may have a significant impact on our stock price include:

         - announcements of technical innovations or new commercial products by us or our competitors;

         -        regulatory events relating to our product candidates;

         - public concern as to the safety or other implications of pharmaceutical products;

         -        patent or proprietary rights developments;

         -        results of preclinical studies or clinical trials;

         -        conditions affecting the pharmaceutical industry; and/or

         -        stock market conditions.

WE DO NOT INTEND TO PAY CASH DIVIDENDS.

         We have never paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND STOCKHOLDER RIGHTS PLAN, AND CERTAIN PROVISIONS OF DELAWARE LAW, COULD DISCOURAGE A THIRD PARTY FROM MAKING A TAKEOVER OFFER THAT COULD BE BENEFICIAL TO OUR STOCKHOLDERS.

         Various provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a third party from acquiring shares of our common stock or replacing members of our board of directors. Our certificate of incorporation provides for the division of our board of directors into three classes and for the ability of the board of directors to issue preferred stock without stockholder approval. Under this authority, the board of directors adopted, in December 1998, a stockholder rights plan, which could have the effect of delaying or preventing us from consummating a transaction that would result in a change of control, even if a change of control were in the best interests of our stockholders. In addition, Delaware law restricts the ability of stockholders to take action to acquire control of us through specified business combination transactions.

         These provisions may discourage a future acquisition of our company even if our stockholders would receive an attractive value for their shares or if a significant number of our stockholders believed such a proposed transaction to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so.

                               ABOUT CELL PATHWAYS

         Cell Pathways, Inc. was incorporated in Delaware in July 1998 as a subsidiary of, and as of November 3, 1998, successor to, a Delaware corporation of the same name.

         We are a development-stage pharmaceutical company focused on the research, development and commercialization of unique and novel medications to prevent and treat cancer. Our technology is based upon our discovery of a novel mechanism which we believe, based on our research, can be targeted to induce selective apoptosis, or programmed cell death, in precancerous and cancerous cells without affecting normal cells. We have created a new class of selective apoptotic anti-neoplastic drugs, or SAANDS, and have synthesized over 500 new chemical compounds in this new class. From the inception of our business in 1990, operating activities have related primarily to conducting research and development, raising capital and recruiting personnel. Our initial investigational new drug application, or IND, was filed with the FDA in December 1993 for human clinical trials of Aptosyn(TM). We filed an IND for our second product candidate, CP 461, in December 1998. In August 1999, we submitted to the FDA an NDA for Aptosyn(TM) in FAP, an indication for which we had received orphan drug designation from the FDA. On September 25, 2000, the FDA issued a "not approvable" letter noting deficiencies and finding that the information presented as to the safety and efficacy of Aptosyn(TM) for the treatment of FAP was inadequate. We have notified the FDA that we intend to amend the NDA, and meet with the FDA to discuss the deficiencies noted and the need for additional data, including the possible requirements for additional clinical data. We are continuing to conduct clinical trials of Aptosyn(TM) and CP 461 for the prevention and treatment of various precancers and cancers.

                                 USE OF PROCEEDS

         We cannot guarantee that we will receive any proceeds in connection with this offering. We intend to use the net proceeds of this offering, if any, for general corporate purposes, which may include funding research, development and product manufacturing, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

         The principal purposes of this offering are to increase our capitalization and our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds that we will have upon the completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

                              PLAN OF DISTRIBUTION

         We may sell shares of common stock offered pursuant to this registration statement to one or more underwriters for public offering and sale by them and may also sell the shares to investors directly or through agents. We have reserved the right to sell the shares directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

         The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of common stock offered pursuant to this registration statement may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or through a combination of these methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

         Underwriters may sell the shares to or through dealers and they may pay the dealers compensation in the form of discounts, concessions or commissions. Any purchasers may also pay the dealers commissions. Dealers and agents participating in the distribution of the shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the shares may be deemed to be underwriting discounts and commissions. Unless we provide otherwise in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase the shares as a principal, and may then resell the shares at varying prices to be determined by the dealer.

         We will identify any underwriter, dealer or agent involved in the offer and sale of the shares of our common stock and set forth any compensation that we paid to underwriters or agents in connection with the offering of the shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, in the applicable prospectus supplement.

         We may enter into agreements with underwriters, dealers and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Exchange Act, and to reimbursement by us for certain expenses.

         To facilitate an offering of the shares of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the shares. This may include over-allotments or short sales of the shares, which involves the sale by persons participating in the offering of more shares than we have sold to them. In such circumstances, such persons would cover the over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of our common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if shares that they sold are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

         We will bear the expenses incident to the registration of the shares, other than selling discounts and commissions. These expenses are estimated to be $40,000.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

         The audited financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================




                                6,216,001 SHARES




                               CELL PATHWAYS, INC.




                                  COMMON STOCK



                                 ---------------

                              PROSPECTUS SUPPLEMENT

                               SEPTEMBER 13, 2002

                                 ---------------


                           J.P. CAREY SECURITIES INC.




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